Exhibit 99.1

Lands’ End Announces First Quarter 2024 Results

DODGEVILLE, Wis., June 5, 2024 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the first quarter ended May 3, 2024.

Andrew McLean, Chief Executive Officer, stated, “Our performance in the first quarter continued the considerable momentum we generated in 2023 and resulted in an increase in our Gross Merchandise Value, an increase in gross profit dollars and significant gross margin expansion. Our value creation strategy, centered around Lands’ End being the innovative, asset-light solutions-based brand that’s ready for life’s every journey, is yielding the operational and financial results we’re targeting and positioning us well to further build the brand and grow our loyal customer base.”

First Quarter Financial Highlights

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Gross Merchandise Value (“GMV”) is total order value of all merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the retail value of the merchandise sold through third party distribution channels. In the first quarter of 2024, GMV increased low single digits compared to the first quarter of 2023.

•
For the first quarter, Net revenue decreased 7.8% to $285.5 million compared to $309.6 million in the first quarter of fiscal 2023. Excluding the $26.9 million in revenue from the conclusion of the Delta Air Lines business in the first quarter of fiscal 2023, Net revenue increased 1.0%.
•
Global eCommerce Net revenue was $195.5 million, a decrease of 3.7% from $203.1 million in the first quarter of fiscal 2023.
•
Compared to first quarter of fiscal 2023, U.S. eCommerce Net revenue decreased 4.0% largely driven by a concerted effort to reduce promotional activity and improved inventory management compared to the prior year resulting in increased gross profit from higher gross margins.
•
Compared to first quarter of fiscal 2023, International eCommerce Net revenue decreased 1.7%, primarily driven by a concerted effort to reduce promotional activity and improved inventory management compared to the prior year resulting in increased gross profit from higher gross margins.
•
Outfitters Net revenue was $42.7 million for first quarter of fiscal 2024, a decrease of $31.3 million or 42.3% from $74.0 million during the first quarter of fiscal 2023. The decrease was primarily driven by the conclusion of the Delta Air Lines contract in the first quarter of fiscal 2023. Excluding the $26.9 million decrease in year-over-year revenue from the Delta Air Lines business, Net revenue for the Outfitters business decreased 9.3%.
•
Third Party Net revenue was $37.5 million, an increase of $14.5 million or 62.9% from $23.0 million in the first quarter of fiscal 2023. The increase was primarily due to revenue generated from licensing arrangements, including $10.5 million of Lands’ End produced inventory sold to a licensee in connection with the transition of the Kids business. Online marketplaces saw increased gross profit from improved gross margin primarily driven by the expansion of the Company’s strategy to focus on higher quality sales.

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Gross profit was $139.0 million, an increase of $1.1 million or 0.8% from $137.9 million during the first quarter of fiscal 2023. Excluding the $12.7 million from the conclusion of the Delta Air Lines business in the first quarter of fiscal 2023, Gross profit increased $13.8 million or 11.0% compared to the prior year. Gross margin increased approximately 410 basis points to 48.7%, compared to 44.6% in first quarter of fiscal 2023. The gross margin improvement was primarily driven by leveraging the strength in product solutions and newness across the channels, lower promotional activity, reduction in clearance inventory and improvements in supply chain costs.

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Selling and administrative expenses increased $8.9 million to $127.4 million or 44.6% of Net revenue, compared to $118.5 million or 38.3% of Net revenue in first quarter of fiscal 2023. The approximately 630 basis points increase was driven by deleveraging from lower revenues and higher digital marketing spend focused on new customer acquisition.

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Net loss was $6.4 million, or $0.20 loss per diluted share compared to Net loss of $1.7 million or $0.05 loss per diluted share in the first quarter of fiscal 2023.

•
Adjusted net loss was $6.2 million, or $0.20 loss per diluted share compared to Adjusted net loss of $1.6 million or $0.05 loss per diluted share in the first quarter of fiscal 2023.

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Adjusted EBITDA was $11.6 million in the first quarter of fiscal 2024 compared to $19.5 million in the first quarter of fiscal 2023. Excluding the $12.6 million from the conclusion of the Delta Air Lines business in the first quarter of fiscal 2023, Adjusted EBITDA increased by 68.1%.

First Quarter Business Highlights:

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Delivered a 410 basis point improvement in gross margin, driven by new products across the brand, strength in product solutions and newness across the channels, lower promotional activity and improved inventory management.

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Achieved the fifth consecutive quarter improvement in inventory with a year-over-year 23% reduction through improved flow and productivity.

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New customer acquisition increased high-single digits globally in the first quarter of fiscal 2024.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $27.4 million as of May 3, 2024, compared to $7.3 million as of April 28, 2023.

Inventories, net, was $288.6 million as of May 3, 2024, and $376.1 million as of April 28, 2023. The 23% decrease in inventory was driven by the actions the Company has taken to improve inventory efficiency by reducing inventory purchases and capitalizing on speed-to-market initiatives.

Net cash used in operating activities was $25.8 million for the first quarter of fiscal 2024, compared to $10.8 million for the first quarter of fiscal 2023. The $15.0 million increase in cash used in operating activities was primarily due to an increase in Net loss and changes in working capital.

As of May 3, 2024, the Company had $40.0 million of borrowings outstanding and $133.8 million of availability under its ABL Facility, compared to $100.0 million of borrowings and $136.1 million of availability as of April 28, 2023. Additionally, as of May 3, 2024, the Company had $256.8 million of term loan debt outstanding compared to $240.6 million outstanding as of April 28, 2023.

During the first quarter of fiscal 2024, the Company repurchased $1.0 million of the Company’s common stock under its share repurchase program announced on March 15, 2024. As of May 3, 2024, additional purchases of up to $24.0 million could be made under the program through March 31, 2026.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “The Company’s continued focus on expanding profitability, including by better managing inventories, which were down 23% year-over-year, is continuing to generate favorable results which outperformed our guidance and setting a strong foundation for future growth. When excluding the impact of the conclusion of the Delta Air Lines contract in Q1 2023, the Company generated increases at the top and bottom line in the first quarter, with a 60+% improvement in Adjusted EBITDA.”

For the second quarter of fiscal 2024 the Company expects:

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Net revenue to be between $290.0 million and $320.0 million.
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Gross Merchandise Value expected to deliver mid to high-single digits percentage growth.
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Net loss to be between $8.5 million and $6.0 million and diluted loss per share to be between $0.27 and $0.19.
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Adjusted net loss to be between $4.5 million and $2.0 million and Adjusted diluted loss per share to be between $0.14 and $0.06.
•
Adjusted EBITDA in the range of $14.0 million to $17.0 million.

For fiscal 2024 the Company now expects:

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Net revenue to be between $1.36 billion and $1.45 billion.
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Gross Merchandise Value expected to deliver low to mid-single digits percentage growth.
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Net income to be between $2.5 million and $10.0 million and diluted earnings per share to be between $0.08 and $0.32.
•
Adjusted net income to be between $5.5 million and $13.0 million and Adjusted diluted earnings per share to be between $0.18 and $0.41.
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Adjusted EBITDA in the range of $88.0 million to $97.0 million.
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Capital expenditures of approximately $30.0 million.

Conference Call

The Company will host a conference call on Wednesday, June 5, 2024, at 8:30 a.m. ET to review its first quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s execution of its value creation strategy and the intended results of that strategy; the Company’s achievement of financial results that it is targeting; the Company’s belief that it is positioned well to further build the brand and grow its customer base; the Company’s focus on expanding profitability, including through better inventory management, and the expected impact of such focus on the Company’s results and serving to set a strong foundation for future growth; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net income/loss, earnings/loss per share, Adjusted net income/loss, Adjusted earnings/loss per share and Adjusted EBITDA for the second quarter of fiscal 2024 and for the full year of fiscal 2024, and capital expenditures for fiscal 2024; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	May 3, 2024	April 28, 2023	February 2, 2024*
ASSETS
Current assets
Cash and cash equivalents	$27,350	$7,332	$25,314
Restricted cash	2,489	2,149	1,976
Accounts receivable, net	34,664	38,759	35,295
Inventories, net	288,629	376,062	301,724
Prepaid expenses and other current assets	51,889	45,743	45,951
Total current assets	405,021	470,045	410,260
Property and equipment, net	113,286	126,397	118,033
Operating lease right-of-use asset	22,286	31,878	23,438
Goodwill	—	106,700	—
Intangible asset	257,000	257,000	257,000
Other assets	2,514	3,174	2,748
TOTAL ASSETS	$800,107	$995,194	$811,479
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,750	$13,000
Accounts payable	108,287	110,097	131,922
Lease liability – current	5,628	5,533	6,024
Accrued expenses and other current liabilities	92,181	88,216	108,972
Total current liabilities	219,096	217,596	259,918
Long-term borrowings under ABL Facility	40,000	100,000	—
Long-term debt, net	233,087	220,786	236,170
Lease liability – long-term	21,873	32,335	22,952
Deferred tax liabilities	48,620	45,863	48,020
Other liabilities	2,830	3,330	2,826
TOTAL LIABILITIES	565,506	619,910	569,886
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 31,407, 32,460 and 31,433, respectively	314	325	315
Additional paid-in capital	356,871	362,285	356,764
(Accumulated deficit) Retained earnings	(106,002)	29,615	(99,417)
Accumulated other comprehensive loss	(16,582)	(16,941)	(16,069)
TOTAL STOCKHOLDERS’ EQUITY	234,601	375,284	241,593
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$800,107	$995,194	$811,479

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	May 3, 2024	April 28, 2023
Net revenue	$285,471	$309,558
Cost of sales (exclusive of depreciation and amortization)	146,491	171,621
Gross profit	138,980	137,937

Selling and administrative	127,401	118,514
Depreciation and amortization	9,005	9,301
Other operating expense, net	341	202
Operating income	2,233	9,920
Interest expense	10,336	12,283
Other (income), net	(88)	(187)
Loss before income taxes	(8,015)	(2,176)
Income tax benefit	(1,573)	(524)
NET LOSS	$(6,442)	$(1,652)
NET LOSS PER COMMON SHARE
Basic:	$(0.20)	$(0.05)
Diluted:	$(0.20)	$(0.05)

Basic weighted average common shares outstanding	31,439	32,443
Diluted weighted average common shares outstanding	31,439	32,443

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 weeks ended May 3, 2024, we excluded the severance and benefit costs associated with reduction in corporate positions.

o
For the 13 weeks ended April 28, 2023, we excluded the closing costs, net of other operating income, recorded for the Lands’ End Japan closure.

The following table sets forth, for the periods indicated, a reconciliation of Net loss to Adjusted net loss and Adjusted diluted net loss per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	May 3, 2024	April 28, 2023
Net loss	$(6,442)	$(1,652)
Corporate restructuring	342	—
Lands’ End Japan closure	—	76
Tax effects on adjustments (1)	(87)	(19)
ADJUSTED NET LOSS	$(6,187)	$(1,595)
ADJUSTED DILUTED NET LOSS PER SHARE	$(0.20)	$(0.05)

Diluted weighted average common shares outstanding	31,439	32,443

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 weeks ended May 3, 2024, we excluded the severance and benefit costs associated with reduction in corporate positions.

o
For the 13 weeks ended April 28, 2023, we excluded the closing costs, net of other operating income, for the Lands’ End Japan closure.

o
For the 13 weeks ended May 3, 2024 and April 28, 2023, we excluded the respective net gain or loss on disposal of property and equipment.

o
For the 13 weeks ended April 28, 2023, we excluded the amortization of transaction related costs associated with the Third Party distribution channel.

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	May 3, 2024		April 28, 2023
Net loss	$(6,442)	(2.3)%	$(1,652)	(0.5)%
Income tax benefit	(1,573)	(0.6)%	(524)	(0.2)%
Other (income), net	(88)	(0.0)%	(187)	(0.1)%
Interest expense	10,336	3.6%	12,283	4.0%
Operating income	2,233	0.8%	9,920	3.2%
Depreciation and amortization	9,005	3.2%	9,301	3.0%
Corporate restructuring	342	0.1%	—	—%
Lands’ End Japan closure	—	—%	76	0.0%
(Gain) loss on disposal of property and equipment	(1)	(0.0)%	123	0.0%
Other	—	—%	94	0.0%
Adjusted EBITDA	$11,579	4.1%	$19,514	6.3%

Second Quarter Fiscal 2024 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	August 2, 2024
Net loss	$(8.5)	—	$(6.0)
Depreciation, interest, other income, taxes and other significant items	22.5	—	23.0
Adjusted EBITDA	$14.0	—	$17.0

Second Quarter Fiscal 2024 Guidance Adjusted Net Loss and Adjusted Diluted Loss per Share	13 Weeks Ended
(in millions)	August 2, 2024
Net loss	$(8.5)	—	$(6.0)
Restructuring and other significant items	4.0	—	4.0
Adjusted net loss	$(4.5)	—	$(2.0)

Adjusted diluted loss per share	$(0.14)	—	$(0.06)

Fiscal 2024 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$2.5	—	$10.0
Depreciation, interest, other income, taxes and other significant items	85.5	—	87.0
Adjusted EBITDA	$88.0	—	$97.0

Fiscal 2024 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$2.5	—	$10.0
Restructuring and other significant items	3.0	—	3.0
Adjusted net income	$5.5	—	$13.0

Adjusted diluted earnings per share	$0.18	—	$0.41

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	May 3, 2024	April 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,442)	$(1,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,005	9,301
Amortization of debt issuance costs	667	815
(Gain)/loss on disposal of property and equipment	(1)	123
Stock-based compensation	1,226	1,083
Deferred income taxes	398	(112)
Other	(199)	(193)
Change in operating assets and liabilities:
Accounts receivable, net	553	6,244
Inventories, net	12,762	49,604
Accounts payable	(21,257)	(57,050)
Other operating assets	(5,989)	(335)
Other operating liabilities	(16,538)	(18,583)
Net cash used in operating activities	(25,815)	(10,755)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	5	—
Purchases of property and equipment	(6,736)	(12,384)
Net cash used in investing activities	(6,731)	(12,384)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	49,000	83,000
Payments of borrowings under ABL Facility	(9,000)	(83,000)
Payments on term loan	(3,250)	(3,438)
Payments of debt issuance costs	(528)	—
Payments for taxes related to net share settlement of equity awards	(249)	(1,199)
Purchases and retirement of common stock	(1,014)	(3,781)
Net cash provided by (used in) financing activities	34,959	(8,418)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	136	(353)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,549	(31,910)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	27,290	41,391
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$29,839	$9,481
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$1,480	$5,738
Income taxes paid	$340	$1,315
Interest paid	$10,983	$13,164
Operating lease right-of-use-assets obtained in exchange for lease liabilities	$—	$2,539